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                                                                     EXHIBIT 9.1



                       THE LINENBERG SHAREHOLDER AGREEMENT
                       -----------------------------------



                  This Agreement is made on March 1st, 1996 by and between Amos Linenberg ("AL"), an individual, and CPS Capital, Ltd. ("CPS"), an Ohio limited liability company.

                  WHEREAS, AL has sold to CPS 3,000,000 shares of common stock of Sentex Sensing Technology, Inc., a New Jersey corporation ("Sentex") pursuant to a Stock Purchase Agreement dated October 18, 1995 (the "Stock Purchase Agreement");

                  WHEREAS, AL has entered into an Employment and Noncompete Agreement dated the date hereof (the "Employment Agreement") with Sentex, as a condition to consummation of the transactions contemplated by the Stock Purchase Agreement;

                  WHEREAS, AL continues to own beneficially 8,389,204 shares of common stock of Sentex and AL and CPS desire to establish certain rights and obligations as between them with respect to all shares of common stock of Sentex owned of record or beneficially as of the date hereof or acquired hereafter by AL (such owned or acquired shares being hereinafter referred to as the "Shares");


                  NOW, THEREFORE, in consideration of the premises and agreements herein contained, AL and CPS hereby agree as follows:

                  1.       Restrictions on Sales (Tag Along,
                           ---------------------------------
                           Registration, Lock-up and First
                           -------------------------------
                           Refusal Rights) .
                           -----------------

                  (a) The CPS Group (defined hereinafter) shall not sell any or all of its shares of Sentex stock in a private transaction, unless AL is offered, in writing, the opportunity (which offer shall remain open for 15 days following the receipt of notice of such private transaction) to sell a number of his Shares for the same price and upon the same terms and conditions as offered to the CPS Group that is equal to the product of the number of shares that the CPS Group has the opportunity to sell in such private transaction (as described in such notice to AL) multiplied by the percentage that is calculated by dividing the total number of Shares owned by AL by the aggregate total of all the shares owned by the CPS Group, AL and, if Joanne Bianco ("JB") is eligible and elects to participate in such private transaction, the total number of shares of common stock of Sentex owned by JB. For example, if CPS is provided the opportunity to sell 1,000,000 of its shares in a private transaction and the CPS Group owns 11,000,000 shares, AL owns 8,000,000 shares and JB owns 1,000,000 shares then, if JB were eligible and elected to participate, CPS would be permitted to sell 550,000 shares, AL would be permitted to sell 400,000 shares and JB would be permitted to sell 50,000 shares in such private transaction. If, however, JB were not eligible or elected not to participate in such private transaction, then the CPS Group and AL could sell 578,947 and 421,053 shares, respectively.

                  (b) The CPS Group shall not sell any or all of its shares of Sentex stock pursuant to a public offering registered under the Securities Act of 1933 unless AL is offered the opportunity (which offer shall remain open for 15 days following the receipt of notice of such offering) to include in any such offering a number of his Shares for the same price and upon the same terms and conditions that the CPS Group has the opportunity to offer its shares in such offering that is equal to the product of the number of shares that the CPS Group has the opportunity to offer in such offering (as described in such notice to AL) multiplied


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         by the percentage that is calculated by dividing the total number of
         Shares owned by AL by the aggregate total of all the shares owned by the CPS Group, AL and, if Joanne Bianco ("JB") is eligible and elects to participate in such offering, the total number of shares of common stock of Sentex owned by JB. For example, if CPS is provided the opportunity to include 1,000,000 of its shares in a public offering, as described above and the CPS Group owns 11,000,000 shares, AL owns 8,000,000 shares and JB owns 1,000,000 shares then, if JB were eligible and elected to participate, CPS would be permitted to include 550,000 shares, AL would be permitted to include 400,000 shares and JB would be permitted to include 50,000 shares in such public offering. If, however, JB were not eligible or elected not to participate in such public offering, then the CPS Group and AL could include 578,947 and 421,053 shares, respectively, in such public offering.

                  (c) For any transaction contemplated in subsections (a) or (b) of this Section 1, CPS shall provide AL with written notice that describes in reasonable detail the nature of the transaction, including, without limitation, the price and number of shares the CPS Group has the opportunity to sell in a private transaction or offer for sale through a registered public offering, as the case may be.

                  (d) Until the second anniversary of the date hereof, AL shall not sell any Shares without the written consent of CPS, except pursuant to Section 1(a), 1(b) or 6 hereof.

                  (e) From the second anniversary through the fifth anniversary of the date hereof, except pursuant to Section 1(a) or 1(b) hereof, AL shall not sell any of the Shares unless he shall have first given to CPS written notice of the proposed sale (the "Notice of Sale") and CPS shall not have exercised its option under Section 4 hereof to purchase the Shares designated in the Notice of Sale.

                  (f) For purposes of this Section 1 the following definitions shall apply: (i) the term "CPS Group" shall mean CPS, Robert S. Kendall or any Related Party or Affiliate of the foregoing; (ii) the term "Related Party" shall mean, with respect to any Person, any of such Person's issue, spouse, parents, parent-in-law, any trust settled or established principally for the benefit of the foregoing or any of their respective issue, the executor, administrator or other legal representative of the estate of any of the foregoing individuals and any of the legatees and heirs who are issue of the foregoing individuals or are trusts established principally for the benefits of any or all of such issue, or any corporation or other business entity wholly owned by such Person or any Related Party of such Person; (iii) the term "Person" shall mean any individual, corporation, partnership, trust, unincorporated association, business or other legal entity; and
         (iv) the term "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls, is under common control with or is controlled by CPS, Robert S. Kendall or any Related Party.

                  (g) All the certificates representing shares now or herein after owned by either CPS or AL shall bear substantially the following legend:

                  THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN THAT CERTAIN SHAREHOLDER AGREEMENT DATED AS OF MARCH 1, 1996, AS AMENDED FROM TIME TO TIME, TO WHICH CPS CAPITAL LTD, AN OHIO LIMITED LIABILITY COMPANY, AND AMOS LINENBERG ARE PARTIES. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST DELIVERED TO THE CORPORATION.

         For shares owned now, the legend shall be placed on such certificates within 5 days of the execution of this Agreement. For shares owned hereafter, the party shall deliver the certificate evidencing such shares to Sentex within 5 days of purchasing such shares for the purpose of having such legend placed on such certificate.



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          2. NOTICE OF SALE. The Notice of Sale shall contain the following information:

          (a) The number of Shares to be sold (the "Committed Shares"), the terms upon which AL intends to make such sale, and whether such sale is to be public or private;

          (b) The name or names of any person or persons, if the sale is to be a private sale, to whom AL intends to sell the Committed Shares; and

          (c) The price at which AL intends to sell the Committed Shares.

     3. OPTION.

          (a) CPS shall have the option to purchase all, but not less than all, of the Committed Shares, exercisable for a period of 15 days after receipt of the Notice of Sale (the "Option Period") (i) if such shares are to be sold privately, at a price equal to the price at which AL intends to sell the Committed Shares as specified in the Notice of Sale (provided that if all or part of the proposed consideration is other than cash, the value of the consideration other than cash will be determined as provided in Section 3(c) hereof); or (ii) if such shares are to be sold in the public market, at the Market Price on the first business day immediately preceding the date of receipt of the Notice of Sale by CPS (the "Notice Day"). This option will be exercisable by delivery to AL within the Option Period of written notice (an "Exercise Notice") of CPS's intention to exercise the option. If CPS delivers an Exercise Notice, then AL shall be obligated to sell the Committed Shares to CPS and CPS shall be obligated to purchase the Committed Shares from AL at the price determined as set forth above. The closing of any such sale and purchase shall occur within the later of seven
     (7) business days following delivery of the Exercise Notice relating thereto or seven (7) business days after the value of the consideration determined pursuant to Section 3(c) has been reported to CPS and AL by the Appraiser (defined hereinafter).

          (b) "Market Price" with respect to any date shall mean the closing sale price of the common shares of Sentex stock (the "Common Shares") on such date on the principal domestic exchange on which the Common Shares may be listed at the time, or, if there shall have been no sales on any such exchange on any such day, the average of the bid and asked prices at the end of such day, or, if the Common Shares shall not be so listed, the average of the bid and asked prices at the end of such day in the domestic over-the-counter market or if the bid and asked price for the Common Shares are not quoted in the domestic over-the-counter market on such day, the average bid and asked prices for the Common Shares as quoted on the domestic over-the-counter market on the most recent date prior to such day.

          (c) In the event that it is necessary to determine the value of consideration other than cash pursuant to Section 3(a) hereof, the parties shall negotiate in good faith to reach agreement upon such value. Unless otherwise agreed, in the event that the parties are unable to agree upon such value within three (3) business days following receipt of the Exercise Notice the parties shall jointly select and appoint a firm of experts of recognized standing (the "Appraiser") that is independent of all parties to this Agreement, to determine such value; PROVIDED HOWEVER, that, if the parties do not agree on the selection of such firm within five (5) business days following receipt of the Exercise Notice, such firm shall be selected by an arbitrator in accordance with Section 14 of the Employment Agreement. Such value shall then be determined by the Appraiser and set forth in a written report to CPS and AL within 10 business days after the Appraiser's appointment.

     4. ELECTION NOT TO EXERCISE OPTION. If CPS does not exercise its option in accordance herewith, then AL shall be permitted to sell the Committed Shares for a period of 180 days after the Option Period; provided, however, that if such Shares are to be sold privately, AL shall not sell the Committed Shares at a lower price or on terms more favorable than those specified, or to any person(s) not named as purchaser(s), in the Notice of Sale.



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     5. FAILURE TO SELL COMMITTED SHARES. If CPS does not exercise its option to purchase the Committed Shares, and AL does not sell the Committed Shares in the 180 day period provided for herein, no sale of such shares shall be made thereafter except in compliance again with the procedures provided for in this Agreement.

     6. PUT RIGHTS.

          (a) Upon written notice delivered to CPS at least 120 days prior to the first anniversary of the date hereof, AL may require CPS to purchase, and CPS shall purchase from AL, up to 2,000,000 of the Shares at $.076 per share on the 120th day following receipt of such notice.

          (b) Upon written notice delivered to CPS after commencement of the Specified Period (defined hereinafter) and at least 120 days prior to the end of the Specified Period, AL may require CPS to purchase, and CPS shall purchase from AL on the 120th day following receipt of such notice, up to 8,389,204 of the Shares at $.05 per share, provided that AL has not had the opportunity after the date hereof and prior to the date on which the Specified Period commences to sell at least 5,000,000 of such Shares in an underwritten public offering registered under the Securities Act of 1933 at a gross price equal to or greater than $.05 per share. The "Specified Period" means the period commencing on the same calendar date that is 19 months after the date hereof and ending on the fifth anniversary of the date hereof.

     7. VOTING RIGHTS. AL agrees that so long as he owns any Shares he will vote such shares during the term hereof in accordance with instructions received from CPS on each matter submitted to the shareholders of Sentex, and will execute a form of proxy (including an irrevocable proxy to CPS, or if directed by CPS, to Robert S. Kendall or any of his Affiliates) for such Shares naming CPS, Robert
S. Kendall or his Affiliates as his proxy to vote such shares if CPS so requests in writing from time to time on or after the date hereof. CPS shall indemnify AL from and against any liability of AL which arises from the voting of such Shares in accordance with this Section 7.

     8. NOTICES. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, overnight courier service, or certified mail, returned receipt requested, to the following addresses of the parties or at such other address as any party shall designate by such written notice:

                   (a)      if to CPS:

                                     Robert S. Kendall
                                     CPS Capital, Ltd.
                                     1801 East Ninth Street
                                     Cleveland, Ohio  44114

                            With a copy to:

                                     Baker & Hostetler
                                     3200 National City Center
                                     1900 East Ninth Street
                                     Cleveland, Ohio 44114-4585
                                     Attention:  William M. Toomajian, Esq.




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                  (b)  if to AL:

                                    Amos Linenberg
                                    Sentex Sensing Technology, Inc.
                                    553 Broad Road Avenue
                                    Ridgefield, NJ 07657

                           With a copy to:

                                    Joseph Ehrenreich, Esq.
                                    Ehrenreich & Krause
                                    1140 Sixth Avenue
                                    New York, NY 10036

     All such notices and communications shall be deemed to have been duly given when delivered by hand or overnight courier; or, if mailed, five days after being deposited in the mail, postage prepaid.

     9. DELIVERY AND PAYMENT. Delivery of and payment for any Shares purchased by CPS pursuant to this Agreement shall be made on the date specified in Section 3 or 6 hereof, as the case may be. The purchase price shall be paid by certified or bank check or wire transfer of immediately available funds. All transfer taxes, documentary stamp taxes, and the like, if any, payable in respect of the sale of Shares pursuant hereto shall be borne by AL. The obligation of CPS to purchase and pay for any Shares shall be subject, in the discretion of CPS, to the condition that good and valid title to such Shares shall be passed by AL to CPS free and clear of any liens, security interests, encumbrances, pledges, charges, claims, voting trusts and restrictions on transfer of any nature (except restrictions relating to federal and applicable state securities laws). Notwithstanding anything in this Agreement to the contrary, in the event that either CPS has provided an Exercise Notice to AL pursuant to Section 3 or AL has provided notice to CPS pursuant to Section 6 prior to termination of this Agreement, this Section 9 shall survive any such termination until all the parties have performed under this Section 9.

     10. BINDING EFFECT AND TERM.

          (a) This Agreement shall be binding upon CPS and its successors and upon AL and his successors, heirs and personal representatives. This Agreement may not be assigned by either party hereto without the prior written consent of the other. AL agrees that he shall not transfer ownership of any of the Shares (other than as permitted by this Agreement, including, without limitation, Sections 1 and 4 hereof) unless the transferee agrees in writing to be bound by the terms and conditions of this Agreement.

          (b) Sections 1-5, and 7 shall terminate if Robert S. Kendall ceases to have effective control of Sentex; provided, however, that Section 1 shall apply to any sale of shares by the CPS Group that results in Robert S. Kendall ceasing to have such control.

          (c) This entire Agreement shall terminate on the fifth anniversary date hereof.

     11. AMENDMENT. This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by the parties hereto. The waiver by any party hereto of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     12. COUNTERPARTS. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.




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     13. HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     14. GOVERNING LAW. The validity and interpretation of this agreement shall be governed by the laws of the State of New Jersey. The federal and state courts in Bergen County, New Jersey, will have exclusive jurisdiction with respect to any dispute relating to this Agreement.

     15. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

     16. UNENCUMBERED SHARES. AL represents and warrants with respect to the Shares currently held by him (as indicated in the Premise hereto) that he is the owner of such Shares and, except as provided for herein, such Shares are free and clear of all security interests, liens, claims, pledges, options, rights of first refusal agreements limitations on voting rights, charges and other encumbrances of any nature whatsoever. Except as provided herein, AL has the sole voting power with respect to such Shares.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                           CPS CAPITAL, LTD.



                                           By: /s/ Robert S. Kendall
                                               ----------------------------
                                                    Robert S. Kendall
                                                    Chairman and President

                                           AMOS LINENBERG
                                           /s/ Amos Linenberg
                                           --------------------------------